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Exhibit 10.2

MAGNA ENTERTAINMENT CORP.

and

2076862 ONTARIO INC.

and

GREAT CANADIAN GAMING CORPORATION

SHARE PURCHASE AGREEMENT

August 16, 2005

Lang Michener LLP

VENDOR'S CLOSING DOCUMENTS	33
PURCHASER'S CLOSING DOCUMENTS	34
PART 11 TERMINATION	34
TERMINATION RIGHTS	34
COMPETITION ACT EXTENSION	35
DESTRUCTION OR LOSS	35
EFFECT OF TERMINATION	36
PART 12 INDEMNITIES	36
INDEMNIFICATION OF PURCHASER	36
INDEMNIFICATION OF VENDOR	37
LIMITATIONS	37
REDUCTIONS AND SUBROGATION	37
EXCLUSIVE REMEDY	38
INDEMNIFICATION PROCEDURES FOR THIRD PARTY CLAIMS	38
PART 13 GENERAL	39
PUBLIC NOTICES	39
PUBLIC DISCLOSURE	39
EXPENSES	39
TIME	39
NOTICES	40
GOVERNING LAW	41
SEVERABILITY	41
ENTIRE AGREEMENT	41
FURTHER ASSURANCES	41
ENUREMENT
ASSIGNMENT

SCHEDULES

Schedule 3.1(a) – Organization and Good Standing
Schedule 3.1(b) – Capitalization and Share Ownership of ORI
Schedule 3.1(d) – Consents and Approvals
Schedule 3.1(e) – Financial Statements
Schedule 3.1(k) – Encumbrances
Schedule 3.1(l) – Leased Assets
Schedule 3.1(n) – Bank Accounts and Powers of Attorney
Schedule 3.1(o) – Real Property
Schedule 3.1(p) – Material Contracts
Schedule 3.1(u) – Employees
Schedule 3.1(v) – Workers' Compensation
Schedule 3.1(w) – Union Contracts
Schedule 3.1(x) – Litigation
Schedule 3.1(y) – Insurance
Schedule 3.1(cc) – Required Authorizations
Schedule 3.1(ee) – Permits and Licences
Schedule 3.1(ll) – Environmental Matters
Schedule 3.1(mm) – Intellectual Property
Schedule 5.1(f) – Approvals of Purchaser
Schedule 5.2(f) – Approvals of Guarantor

ii

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is dated as of August 16, 2005,

AMONG:	MAGNA ENTERTAINMENT CORP., a Delaware corporation with an address located at 337 Magna Drive, Aurora, Ontario L4G 7K1

(the "Vendor")

AND:	2076862 ONTARIO INC., an Ontario corporation with an address located at 350 – 13775 Commerce Parkway, Richmond, British Columbia V6N 2V4

(the "Purchaser")

AND:	GREAT CANADIAN GAMING CORPORATION, a British Columbia company with an address located at 350 – 13775 Commerce Parkway, Richmond, British Columbia V6N 2V4

(the "Guarantor")

WHEREAS:

(A)	The Vendor owns directly, and after the Pre-Closing Reorganization, will own indirectly, all of the issued and outstanding shares of ORI;

(B)	ORI owns all of the issued and outstanding shares of Holdings;

(C)	Holdings owns and operates the Flamboro Downs racetrack in West Flamborough, Ontario;

(D)	The Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Vendor the ORI Shares; and

(E)	The Purchaser is a wholly-owned subsidiary of the Guarantor and the Guarantor has agreed to guarantee certain of the obligations of the Purchaser.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of one dollar and the premises and mutual agreements and covenants herein contained (the receipt and adequacy of such consideration being mutually acknowledged by each Party), the Parties covenant and agree as follows:

PART 1
INTERPRETATION

Definitions

1.1       In this Agreement the following words and phrases will have the following meanings:

  (a)
  "affiliate" means an affiliate as such term is defined in the Corporations Act;

  (b)
  "Agreement in Principle" means the letter agreement between the Vendor and the Purchaser dated July 6, 2005 concerning the subject matter hereof;

  (c)
  "Assets" means all property or assets of any nature or kind, whether real or personal, tangible or intangible, and includes any interest therein of the Purchased Companies, including the CRF Receivable (if any);

  (d)
  "Authorization" means, with respect to any Person, any order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person, including any municipal or other approvals required to be granted before a Governmental Entity provides an authorization;

  (e)
  "Business" means the business carried on, directly or indirectly, by ORI relating to the ownership and operation of the Flamboro Downs horse racetrack;

  (f)
  "Business Day" means any day which main branches of HSBC Bank Canada in Vancouver, British Columbia and Toronto, Ontario are both open for business;

  (g)
  "Closing", "Closing Time", "Closing Date" means 11:00 a.m. (Toronto Time) on September 30, 2005, or such other time or date as may be agreed upon in writing by the Parties;

  (h)
  "Closing Date Balance Sheet" means the consolidated balance sheet of ORI disclosing, as at the Closing Date, the consolidated assets and liabilities of ORI and will also include a statement of the Closing Date Working Capital;

  (i)
  "Closing Date Working Capital" means, as at the Closing Date, the difference, if any, between (i) the consolidated current assets (including cash) of ORI, and (ii) the consolidated current liabilities (excluding the current portion of long-term indebtedness and interest accrued thereon) of ORI;

  (j)
  "Commissioner" has the meaning set out in §8.1;

  (k)
  "Competition Act" means the Competition Act (Canada) in effect at the date of this Agreement;

  (l)
  "Confidential Information" means all materials and information, in whatever form provided by a Party, relating to such Party's business, finances, operations, strategic planning, research and development activities, forecasts, products, designs, systems, improvements, processes, firmware, technical specifications, flowcharts, notes, data, memoranda, know-how, purchasing, trade secrets, as well as any materials and information which, from the circumstances in which they are made available to the other Party, in good faith ought to be treated as confidential or proprietary, but will not include any information that is disclosed that the Party who has received such information or who does not own such information can prove: (i) is publicly available at the time of disclosure or development, or becomes publicly available after disclosure or development, through no fault of the receiving Party; (ii) was developed by agents or employees of the receiving or non-owning Party independently of, and without knowledge of or reliance on, the disclosed information; (iii) is obtained by the receiving or non-owing Party outside of the performance of obligations or the enjoyment of its rights hereunder without any violation of the rights of the other Party; or (iv) was rightfully in the receiving or non-owning Party's possession before the time of disclosure, if such information was not obtained in confidence;

  (m)
  "Corporations Act" means the Business Corporations Act (Ontario) in effect at the date of this Agreement;

  (n)
  "CRF Receivable" means any amounts owing by the OLGC to any of the Purchased Companies in respect of the capital renewals fund pursuant to the terms of the Site Holder's Agreement;

  (o)
  "Deposit" means the US$3,000,000.00 paid by the Purchaser to the Vendor pursuant to the provisions of the Agreement in Principle and held by the Vendor's solicitors pursuant to the Escrow Agreement;

  (p)
  "Dispute Period" has the meaning set out in §2.5;

  (q)
  "Employees" means all individuals who are full-time, part-time or temporary employees or individuals engaged on contract to provide employment or similar services in respect of each of the Purchased Companies;

  (r)
  "Encumbrance" means any lien, claim, charge, pledge, hypothecation, security interest, mortgage, title retention agreement, option or encumbrance of any nature or kind whatsoever;

  (s)
  "Environmental Laws" means all applicable international, federal, provincial, state, municipal and local treaties, conventions, laws, statutes, ordinances, by-laws, codes, regulations, and all policies, guidelines, standards, orders, directives, decisions, in each case, rendered or promulgated by any Governmental Entity and having the force of law, relating to fisheries, health and safety, the protection or preservation of the environment or the manufacture, processing, distribution, use, treatment, storage, disposal, discharge, transport or handling of Hazardous Substances;

  (t)
  "Escrow Agreement" means the agreement between the Purchaser, the Guarantor, the Vendor and the Vendor's Solicitors dated July 16, 2005 relating to the Deposit;

  (u)
  "Financial Statements" means the consolidated audited financial statements of ORI for the years ended December 31, 2004 and 2003, the unaudited consolidated financial statements of ORI for the six months ended June 30, 2005 and 2004, copies of which are attached as Schedule 3.1(e);

  (v)
  "Flamboro" means Flamboro Downs Limited, a corporation continued under the Canada Business Corporations Act;

  (w)
  "Flamboro Downs" means the horse racetrack operated by ORI and its affiliates at West Flamborough, Ontario;

  (x)
  "Flamboro Shares" means all of the issued and outstanding shares of Flamboro;

  (y)
  "Governmental Entity" means (i) any international, multinational, national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body, in each case, having jurisdiction on behalf of any nation, province, territory, state or other geographic subdivision thereof and exercising any regulatory, judicial, legislative, expropriation or taxing authority, and for greater certainty specifically includes the Commissioner, Canadian Pari-Mutuel Agency, the Ontario Racing Commission, the OLGC, the Alcohol and Gaming Commission of Ontario and the Gaming Policy and Enforcement Branch of the Ministry of Public Safety and Solicitor General of British Columbia;

  (z)
  "Guarantor Racetracks" has the meaning set out in §9.6(a);

  (aa)
  "Hazardous Substances" means contaminants, pollutants, dangerous substances, liquid wastes, industrial wastes, hauled liquid wastes, toxic substances, hazardous wastes, hazardous materials, or hazardous substances as defined in or pursuant to any Environmental Law by or to which the Business, the Assets or a Purchased Company is or are bound or subject;

  (bb)
  "Holdings" means Flamboro Downs Holdings Limited, a corporation incorporated under the Corporations Act;

  (cc)
  "Holdings Shares" means all of the issued and outstanding shares of Holdings;

  (dd)
  "Income Tax Act" means the Income Tax Act (Canada) in effect on the date of this Agreement;

  (ee)
  "Intellectual Property" has the meaning set out in §3.1(mm);

  (ff)
  "Juravinski Note" means the promissory note dated October 18, 2002 and issued by ORI in favour of Charles Juravinski and Margaret Juravinski;

  (gg)
  "Mantini Note" means the promissory note dated October 18, 2002 issued by ORI in favour of 1180554 Ontario Limited;

  (hh)
  "Material Contracts" means those commitments, contracts, instruments, leases and other agreements, oral or written, entered into by a Purchased Company or by which a Purchased Company is bound which have total payment obligations on the part of a Purchased Company which exceed C$100,000.00 or which have total annual payment obligations on the part of a Purchased Company which exceed C$50,000.00 and are for a term of or in excess of one year;

  (ii)
  "MEC Holdings" means MEC Holdings (Canada) Inc., a corporation incorporated under the Canada Business Corporations Act and a wholly-owned subsidiary of the Vendor;

  (jj)
  "Notice of Objection" has the meaning set out in §2.5;

  (kk)
  "OLGC" means the Ontario Lottery and Gaming Corporation;

  (ll)
  "ORI" means Ontario Racing Inc., an Ontario corporation, and its successor resulting from the Pre-Closing Reorganization;

  (mm)
  "ORI Debt" means all outstanding indebtedness owing by ORI to MEC Holdings;

  (nn)
  "ORI Shares" means all of the issued and outstanding shares of ORI;

  (oo)
  "Party" means any party to this Agreement and "Parties" mean all of them together;

  (pp)
  "Person" includes an individual, corporation, limited liability corporation, unlimited liability company, body corporate, partnership, limited partnership, joint venture, association, trust or unincorporated organization or any trustee, executor, administrator or other legal representative thereof or any other entity (including a Governmental Entity);

  (qq)
  "Pre-Closing Reorganization" means the reorganization of the Purchased Companies to be undertaken by the Vendor and the Purchased Companies prior to Closing and substantially in the form disclosed in writing to the Purchaser and Guarantor on the date hereof;

  (rr)
  "Purchase Price" means the amount set forth in §2.2;

  (ss)
  "Purchased Companies" means, before the effective time of the Pre-Closing Reorganization, ORI, Holdings and Flamboro, and after the completion of the Pre-Closing Reorganization means ORI;

  (tt)
  "Purchaser's Solicitors" means Lang Michener LLP;

  (uu)
  "Shareholder Loans" means any and all amounts owing to the Vendor or its affiliates (other than ORI or Holdings) from any of the Purchased Companies;

  (vv)
  "Shares" means all of the issued and outstanding shares of the Purchased Companies;

  (ww)
  "Simulcast Agreement" has the meaning set out in §9.5;

  (xx)
  "Site Holder's Agreement" means the prescribed lottery scheme site holder facilities agreement between the Ontario Lottery Corporation, predecessor to the OLGC, and Holdings dated as of May 3, 1999; and

  (yy)
  "Vendor's Solicitors" means Osler, Hoskin & Harcourt LLP.

Schedules

1.2       The following are the schedules to, and form an integral part of, this Agreement:

Schedule 3.1(a) – Organization and Good Standing
Schedule 3.1(b) – Capitalization and Share Ownership of ORI
Schedule 3.1(d) – Consents and Approvals
Schedule 3.1(e) – Financial Statements
Schedule 3.1(k) – Encumbrances
Schedule 3.1(l) – Leased Assets
Schedule 3.1(n) – Bank Accounts and Powers of Attorney
Schedule 3.1(o) – Real Property
Schedule 3.1(p) – Material Contracts
Schedule 3.1(u) – Employees
Schedule 3.1(v) – Workers' Compensation
Schedule 3.1(w) – Union Contracts
Schedule 3.1(x) – Litigation
Schedule 3.1(y) – Insurance
Schedule 3.1(cc) – Required Authorizations
Schedule 3.1(ee) – Permits and Licences
Schedule 3.1(ll) – Environmental Matters
Schedule 3.1(mm) – Intellectual Property
Schedule 5.1(f) – Approvals of Purchaser
Schedule 5.2(f) – Approvals of Guarantor

Personal Information

1.3       Personal information that has been removed or excluded from any schedule in accordance with the Personal Information Protection and Electronic Documents Act or any other applicable laws respecting the protection of privacy, along with a concordance which permits any identifiers in the relevant schedule to be attributed to a corresponding individual, will be provided to the Purchaser on the Closing Date. For purposes of the schedules in respect of which personal information applies, the personal information provided to the Purchaser in accordance with this §1.3 shall be deemed to be included in such schedules.

Interpretation

1.4       For the purposes of this Agreement, except as otherwise expressly provided herein:

  (a)
  "this Agreement" means this Agreement, including the Schedules hereto, as it may from time to time be supplemented or amended;

  (b)
  the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Part, clause, subclause or other subdivision or Schedule;

  (c)
  the singular of any term includes the plural and vice versa and the use of any term is equally applicable to any gender and where applicable to a body corporate;

  (d)
  the word "including" is not limiting (whether or not non-limiting language such as "without limitation" or "but not limited to" or other words of similar import are used with reference thereto);

  (e)
  all accounting terms not otherwise defined in this Agreement have the meanings assigned to them in accordance with generally accepted accounting principles applicable in Canada, applied on a consistent basis with prior years;

  (f)
  the phrase "to the best of the knowledge of the Vendor" or phrases of similar import means to the actual knowledge of the senior officers of the Vendor after making due enquiries of the Purchased Companies to enable the Vendor to make the statement or disclosure;

  (g)
  a reference to a Part is to a Part of this Agreement, and the symbol § followed by a number or some combination of numbers and letters refers to the section, paragraph, subparagraph, clause or subclause of this Agreement so designated;

  (h)
  the headings to the Parts and clauses of this Agreement are inserted for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

  (i)
  any reference to a corporate entity includes and is also a reference to any corporate entity that is a successor to such entity; and

  (j)
  the representations, warranties, covenants and agreements contained in this Agreement will not merge at the Closing and will continue in full force and effect from and after the Closing Date for the applicable period set out in this Agreement.

PART 2
PURCHASE AND SALE

Purchase and Sale

2.1       The Purchaser agrees to purchase the ORI Shares from the Vendor or (after completion of the Pre-Closing Reorganization) an affiliate thereof and the Vendor agrees to sell or (after completion of the Pre-Closing Reorganization) cause its affiliate to sell all (and not less than all) of the ORI Shares to the Purchaser and the Purchaser agrees to pay the Purchase Price on the terms and conditions hereinafter set forth.

Purchase Price

2.2       The consideration (the "Purchase Price") payable by the Purchaser to or at the direction of the Vendor for the ORI Shares is the amount equal to:

  (a)
  US$23,600,000.00, plus

  (b)
  C$50,000,000.00, minus

  (c)
  the principal amount outstanding and interest accrued on the Juravinski Note on the Closing Date, plus

  (d)
  the amount, if any, of the Closing Date Working Capital (whether positive or negative).

Payment of the Purchase Price

2.3       The Purchaser will:

  (a)
  at the Closing Time, pay to, or at the direction of, the Vendor by wire transfer on account of the Purchase Price the amount, as calculated under §2.2(a), (b) and (c), less the amount of the Deposit; and

  (b)
  after the Closing Time, pay the balance of the Purchase Price, if any, in accordance with §2.11.

Closing Date Balance Sheet

2.4       As soon as practicable, and in any event not later than 45 days following the Closing Date, Ernst & Young LLP will deliver to the Vendor and the Purchaser the Closing Date Balance Sheet. The Closing Date Balance Sheet will be prepared in accordance with Canadian generally accepted accounting principles, consistent with the accounting principles and methods used by ORI and Holdings in preparing their respective balance sheets dated December 31, 2004. The fees and expenses of Ernst & Young LLP for preparing the Closing Date Balance Sheet will be paid by ORI and Holdings.

2.5       Following the receipt thereof, the Purchaser will have a period of 10 Business Days (the "Dispute Period") to review and provide any objections to the Closing Date Balance Sheet. The Purchaser must notify the Vendor in writing (the "Notice of Objection") if it has any objections to the Closing Date Balance Sheet within the Dispute Period. However, in no event will there be grounds for dispute of the Closing Date Balance Sheet unless the aggregate of amounts so disputed exceeds C$250,000.00. If there are such grounds, then the Notice of Objection containing a detailed statement of the basis of each of the Purchaser's objections and each amount in dispute must be delivered within the Dispute Period. The Vendor will provide reasonable access, upon request, to the Purchaser and their auditors, to all work papers of the Vendor, the auditors of ORI, accounting books and records and the appropriate personnel to verify the accuracy, presentation and other matters relating to the preparation of the Closing Date Balance Sheet.

2.6       If the Purchaser delivers a Notice of Objection, the Parties will work expeditiously and in good faith in an attempt to resolve such objections within 15 Business Days following the date of delivery of the Notice of Objection. Failing resolution of any objection to the Closing Date Balance Sheet raised by the Purchaser, the dispute will be submitted for determination to an independent firm of chartered accountants mutually agreed to by the Vendor and the Purchaser (and, failing such agreement between the Vendor and the Purchaser within a further period of 10 Business Days, such independent firm of chartered accountants will be PricewaterhouseCoopers LLP, or if such firm is unable to act, KPMG LLP). The determination of such firm of chartered accountants will be final and binding upon the Parties and will not be subject to appeal, absent manifest error. Such firm of chartered accountants are deemed to be acting as experts and not as arbitrators.

2.7       If the Purchaser does not deliver a Notice of Objection within the Dispute Period, the Purchaser is deemed to have accepted and approved the Closing Date Balance Sheet and such Closing Date Balance Sheet will be final, conclusive and binding upon the Parties, and will not be subject to appeal.

2.8       If the Purchaser delivers a Notice of Objection, and the issues raised therein are resolved or determined pursuant to §2.6, then the Parties will revise the Closing Date Balance Sheet to reflect the final resolution or final determination of such objections under §2.6 within two Business Days following such final resolution or determination. Such revised Closing Date Balance Sheet (as adjusted) will be final, conclusive and binding upon the Parties, and will not be subject to appeal, absent manifest error. The Vendor will cause their auditors to review and report on such revised Closing Date Balance Sheet within 10 Business Days of receipt and upon completion of such review, will deliver the Closing Date Balance Sheet to the Purchaser together with the auditor's report on such review.

2.9       Except for the fees and expenses of Ernst & Young LLP incurred in connection with the preparation of the Closing Date Balance Sheet, which will be paid by ORI and Holdings, the Vendor and the Purchaser will each bear its own fees and expenses, including the fees and expenses of their respective auditors, in objecting to or reviewing, as the case may be, the Closing Date Balance Sheet. In the case of a dispute and the retention of a firm of chartered accountants to determine such dispute, the costs and expenses of such firm of chartered accountants will be borne equally by the Vendor and the Purchaser. However, the Vendor and the Purchaser will each bear its own costs in presenting their respective cases to such firm of chartered accountants.

2.10     The Parties agree that the procedure set forth in this Part 2 for resolving disputes with respect to the Closing Date Balance Sheet is the sole and exclusive method of resolving such disputes. This Part 2 will not prohibit any Party from instigating litigation to compel specific performance of this Part 2 or to enforce the determination of the independent firm of chartered accountants. Further, no dispute may be based upon the application of GAAP chosen by ORI.

Working Capital Adjustment

2.11     The Purchase Price for the ORI Shares will be adjusted based upon the Closing Date Balance Sheet that is accepted or deemed accepted by the Parties as follows: if the Closing Date Working Capital is:

  (a)
  positive, then the Purchase Price will be increased by such positive amount, the Deposit will be released to the Vendor and the Purchaser will pay such positive amount to the Vendor; or

  (b)
  negative, then the Purchase Price will be reduced by such negative amount and an amount equal to such reduction will be paid to the Purchaser out of the Deposit (with any balance remaining in the Deposit to be promptly released to the Vendor) and, if the Deposit is insufficient for that purpose, by the Vendor with respect to the balance.

        All payments made under this section will be made within five Business Days of the Closing Date Balance Sheet becoming final, conclusive and binding upon the Parties, together with interest at the rate of 6% per year calculated from the Closing Date to the date of payment.

No Effect on Other Rights

2.12     The determination of the Purchase Price in accordance with the provisions of this Part 2 will not limit or affect any other rights or causes of action either the Purchaser or the Vendor may have with respect to the representations, warranties, covenants and indemnities in its favour contained in this Agreement.

Guarantee Related to Purchaser

2.13 In order to induce the Vendor to enter into this Agreement, the Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Vendor, its successors and assigns, the full performance and observation of all the terms, covenants, conditions, provisions and agreements to be performed or observed by the Purchaser with respect to this Agreement and all instruments and agreements contemplated hereby, including the full payment when due of all amounts owed to any Vendor pursuant to the terms of this Agreement or any instrument of agreement contemplated hereby. Such guarantee will be as primary obligor and not merely as surety. The Guarantor hereby waives acceptance, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Purchaser, any right to require a proceeding first against the Purchaser, protest, notice and all demands whatsoever. The Guarantor agrees to pay any and all costs and expenses (including reasonable fees and disbursements of counsel) incurred by the Vendor in enforcing any rights under this section.

PART 3
REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASED COMPANIES

3.1   In order to induce the Purchaser and the Guarantor to enter into and consummate the transactions contemplated by this Agreement, the Vendor represents and warrants (except to the extent qualified herein) to the Purchaser and the Guarantor that:

  (a)
  Organization and Good Standing — Each of the Purchased Companies is duly incorporated and validly existing, and up-to-date with respect to the filing of annual reports under the Corporations Act, and has all the necessary corporate power, authority and capacity to own its Assets and to carry on Business as it is currently conducted. Each of the Purchased Companies is qualified, licensed or registered to carry on business in the jurisdictions set out in Schedule 3.1(a);

  (b)
  Capitalization — The authorized and issued share capital of the Purchased Companies, together with the names of each shareholder and the number, class and kind of Shares outstanding, is as set forth on Schedule 3.1(b);

  (c)
  Absence of Options — The ORI Shares will, as at the Closing Date, represent all of the issued and outstanding shares in the capital of ORI and no Person has any agreement, right or option, present or future, contingent, absolute or capable of becoming an agreement, right or option or which with the passage of time or the occurrence of any event could become an agreement, right or option:

  (i)
  to require a Purchased Company to issue any further or other shares in its capital or any other security convertible or exchangeable into shares in its capital or to convert or exchange any securities into or for shares in its capital;

  (ii)
  for the issue or allotment of any unissued shares in the capital of a Purchased Company; or

    (iii)
    to acquire any Shares;

  (d)
  No Conflict — Except for the consents, approvals and waivers described in Schedule 3.1(d), the execution and delivery of and performance by the Vendor of this Agreement:

  (i)
  does not and will not constitute or result in a material violation or material breach of, or conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of the articles or by-laws of the Purchased Companies;

  (ii)
  does not and will not constitute or result in a material breach or material violation of, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of any Material Contracts to which a Purchased Company is a party;

  (iii)
  does not and will not result in a material breach of, or cause the termination or revocation of, any Authorization held by a Purchased Company or necessary to the ownership of the ORI Shares or the operation of the Business; and

  (iv)
  does not and will not result in a material violation of any law or judgment, decree, order or award of any Governmental Entity;

  (e)
  Financial Statements — The Financial Statements attached as Schedule 3.1(e) have been prepared in accordance with Canadian generally accepted accounting principles. The Financial Statements present fairly the consolidated financial position of ORI as at the respective dates thereof and the results of the operations and the changes in ORI's financial position for the respective periods then ending;

  (f)
  Bankruptcy — Neither Purchased Company has made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it. Neither Purchased Company has initiated proceedings with respect to a compromise or arrangement with its creditors, or for its winding-up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of a Purchased Company or the Assets and no execution or distress has been levied on any of the Assets, nor have proceedings been commenced in respect of any of the foregoing;

  (g)
  Absence of Undisclosed Liabilities — Except to the extent reflected or reserved against in the Financial Statements or incurred in the ordinary course of the business of the Purchased Companies, since June 30, 2005, the Purchased Companies do not have any material outstanding indebtedness or any material liabilities or obligations (whether accrued, absolute, contingent or otherwise) and, except for such liabilities which may be contemplated hereunder or which the Purchaser approves before being incurred, any liabilities or obligations incurred in the ordinary course of business since June 30, 2005 will not have had a materially adverse effect on the consolidated financial condition of ORI as at the Closing Date;

  (h)
  Absence of Changes — Since June 30, 2005 there have not been:

  (i)
  any changes in the condition or operations of the Business, Assets or financial affairs of the Purchased Companies which are, individually or in the aggregate, materially adverse; or

  (ii)
  any damage, destruction or loss, labour unrest or other event, development or condition, of any character (whether or not covered by insurance) which is not generally known or which has not been disclosed to the Purchaser, or which to the knowledge of the Vendor, may materially adversely affect the Business or Assets of the Purchased Companies;

  (i)
  Accuracy of Records — All material financial transactions of the Purchased Companies have been accurately recorded in the books and records of the Purchased Companies for the periods noted therein and such books and records fairly present the financial position and the affairs of the Purchased Companies for the periods noted therein;

  (j)
  Absence of Unusual Transactions — Except as contemplated herein or as disclosed in the Financial Statements or approved in writing by the Purchaser, neither of the Purchased Companies has, since June 30, 2005:

  (i)
  transferred, assigned, sold or otherwise disposed of any material Assets shown or reflected in the Financial Statements or cancelled any material debts or claims except in each case in the ordinary course of business;

  (ii)
  issued or sold any shares in its capital or any warrants, bonds, debentures or other corporate securities or issued, granted or delivered any right, option or other commitment for the issue of any such or other securities;

  (iii)
  discharged or satisfied any Encumbrances, or paid any obligation or liability (fixed or contingent), other than current liabilities or the current portion of long term liabilities disclosed in the Financial Statements or current liabilities incurred since the date thereof in the ordinary course of business;

  (iv)
  declared or made any payment of any dividend or other distribution in respect of any of their shares other than in the ordinary course, nor have they purchased, redeemed, subdivided, consolidated, or reclassified any of their shares;

  (v)
  entered into any material transaction not in the ordinary course of business;

  (vi)
  mortgaged, pledged, subjected to any lien, granted an option or a security interest in respect of or otherwise encumbered any material Assets or property, whether real or personal and whether tangible or intangible; or

  (vii)
  authorized or agreed or otherwise have become committed to do any of the foregoing;

  (k)
  Title to Assets — The Purchased Companies own all of the Assets (whether real, personal or mixed, and whether tangible or intangible) that they purport to own including all the Assets reflected as being owned by the Purchased Companies in their financial books and records. The Purchased Companies have legal and beneficial ownership and have good and marketable title to all such Assets, free and clear of all Encumbrances except for Encumbrances shown in Schedule 3.1(k);

  (l)
  Leased Assets — Schedule 3.1(l) sets forth a list of all material equipment and other personal property leases. All rental or other payments required to be paid pursuant to such leases, licences, agreements or other documentation relating thereto have been duly paid and there is not otherwise any material default in meeting the obligations thereunder;

  (m)
  Collectability of Accounts Receivable — The accounts receivable and other debts due to the Purchased Companies shown in the Financial Statements or arising after the date thereof have been recorded by the Purchased Companies in accordance with their usual accounting practices consistent with prior periods. The reserve taken for doubtful or bad debtor accounts is consistent with the accounting procedures used by the Purchased Companies in previous fiscal periods.

  (n)
  Bank Accounts and Powers of Attorney — Schedule 3.1(n) is a correct and complete list showing (i) the name of each bank in which Holdings has an account or safe deposit box and the names of all Persons authorized to draw on the account or to have access to the safe deposit box, and (ii) the names of all Persons holding powers of attorney from each of the Purchased Companies. Copies of such powers of attorney, if any, have been provided to the Purchaser;

  (o)
  Real Property — Schedule 3.1(o) contains accurate descriptions of all real property in respect of which each of the Purchased Companies holds an interest, whether freehold, leasehold or otherwise. All of such property is zoned under the applicable zoning laws of the municipality in which it is located for the present use of such property by the Business and, to the knowledge of the Vendor, there are no plans, notices of intent or pending bylaws by a Governmental Entity which, if implemented, would materially affect the use of such property by the Business as currently conducted or adversely affect the Vendor's ability, in any material way, to construct planned improvements thereon. Neither the Vendor nor any of the Purchased Companies has received any written notice or is aware of any material facts or circumstances relating to such properties, related to any actual or proposed condemnation, expropriation or dedication proceeding which have not been disclosed to the Purchaser and which might, if disclosed, be reasonably expected to materially affect the use of such property by the Business as currently conducted. None of the Purchased Companies is a party to or bound by any leases of real property other than those referred to in Schedule 3.1(o) and, to the knowledge of the Vendor, all interests held whether as owner or as lessee are free and clear of all Encumbrances except for Encumbrances that would not have a material adverse effect on the Business as currently conducted and the Encumbrances set out in Schedule 3.1(k). All rental and other payments required to be paid under such leases have been duly paid and there is not otherwise any material default (other than payments) in meeting its obligations under any such lease;

  (p)
  Material Contracts — To the best of the knowledge of the Vendor, all Material Contracts are set out in Schedule 3.1(p) and are valid and subsisting and no material default exists in respect thereof;

  (q)
  Juravinski Note — The principal amount outstanding under the Juravinski Note as at the Closing Date, inclusive of all rights of set-off thereunder will be $44,194,000.00;

  (r)
  Shareholder Loans — At the Closing Date there will be no Shareholder Loans outstanding;

  (s)
  Directors — At the Closing Date, no amounts will be due or owing to any of the members of the board of directors of any Purchased Company as a result of such member's resignation or removal;

  (t)
  Respective Horsepeople's Entitlement — The amounts set aside in the Distribution Account for the Respective Horsepeople's Entitlement (as both terms are defined in the Site Holder's Agreement), are sufficient for the applicable Purchased Company to meet its obligations under §5.2 of the Site Holder's Agreement and the Respective Horsepeople's Covenant (as that term is defined in the Site Holder's Agreement);

  (u)
  Employees — Schedule 3.1(u) contains a complete and accurate list of the Employees, together with their age or range of ages, date of hire, title or classification, current wages, salaries or hourly rate of pay, benefits, vacation entitlement, commissions and bonus or other material compensation paid since the beginning of the most recently completed fiscal year or payable to each such Employee. Except as disclosed in Schedule 3.1(u), neither of the Purchased Companies is a party to any written or oral contract, agreement or other commitment, with any Employee other than contracts of indefinite duration which are terminable by such Purchased Company without cause on reasonable notice as determined in accordance with applicable law. The Vendor is not aware of the intention of any Employee, who is an executive or senior officer, to terminate his or her employment. Schedule 3.1(u) lists the Employees of each of the Purchased Companies who:

  (i)
  have been absent continually from work for a period in excess of one month, as well as the reason for their absence, including all employees on disability (whether short-term or long-term);

  (ii)
  are in receipt of workers' compensation benefits on account of their employment by a Purchased Company;

  (iii)
  are on an authorized unpaid leave of absence (including maternity or parental leave or unpaid sick leave) from a Purchased Company;

    (iv)
    are on lay-off from Holdings with an existing right of recall pursuant to the applicable collective agreement; or

    (v)
    are entitled to post-retirement or other benefits provided through a benefit program sponsored by a Purchased Company or in which a Purchased Company participates;

  (v)
  Workers' Compensation — Except as described in Schedule 3.1(v) (and except for claims by employees under workers' compensation legislation which, if adversely determined, would not, either individually or in the aggregate, have a material adverse effect or rating assessment (for purposes of workers' compensation legislation) in respect of Holdings), there are no complaints, claims or charges pending or outstanding or, to the best of the knowledge of the Vendor, anticipated, nor are there any orders, decisions, directions or convictions currently registered or outstanding by any tribunal or agency against or in respect of either of the Purchased Companies under or in respect of any workers' compensation legislation. Schedule 3.1(v) lists all employees in respect of whom a Purchased Company has been advised by the Workers' Compensation Board that such employees are in receipt of benefits under workers' compensation legislation. There are no appeals pending before the Workers' Compensation Board involving a Purchased Company and all levies, assessments and penalties made against a Purchased Company pursuant to workers' compensation legislation have been paid;

  (w)
  Union Contracts — Except as described in Schedule 3.1(w), the Purchased Companies have not entered into any collective agreement with any labour union or employee association or conducted any negotiations with any labour union or employee association with respect to any future collective agreement;

  (x)
  Litigation — To the best of the knowledge of the Vendor, other than as set forth in Schedule 3.1(x), there is no action, suit, litigation, arbitration proceeding, proceeding, investigation or claim before a Governmental Entity, including appeals and applications for review, in progress, threatened or pending against the Purchased Companies which would materially and adversely affect the Assets, Business or financial condition of the Purchased Companies;

  (y)
  Insurance — To the best of the knowledge of the Vendor, the Purchased Companies maintain insurance in force against loss on such assets, against such risks, in such amounts and to such limits as is in accordance with prudent business practices prevailing in its business. Particulars of all insurance maintained by each of the Purchased Companies are set forth in Schedule 3.1(y);

  (z)
  Copies of Agreements — True and complete copies of all mortgages, leases, agreements, instruments, licenses, permits, authorizations and other documents, as applicable, and specifically listed in Schedule 3.1(l), Schedule 3.1(o) and Schedule 3.1(p) have been delivered to the Purchaser;

  (aa)
  Withholding — All amounts required to be withheld by each of the Purchased Companies from their respective employees' salaries and to be paid to any governmental body under any statute have been withheld and paid to the extent due;

  (bb)
  Corporate Records — The Purchased Companies have kept the records required to be kept by the Corporations Act and such records are complete and accurate in all material respects, and contain all minutes of all meetings and resolutions of directors and shareholders;

  (cc)
  Required Authorizations — To the knowledge of the Vendor, there is no requirement to make any filing with, give any notice to, or obtain any authorization of any Governmental Entity as a condition to the lawful completion of the transactions contemplated by this Agreement, except for the filings, notifications and authorizations set out in §8.1 and Schedule 3.1(cc) or that solely relate to the Purchaser or the business carried on by the Purchaser before Closing;

  (dd)
  Site Holder's Agreement — The Site Holder's Agreement is in good standing and ORI has received no written notice as of the date hereof that such agreement will not be renewed on October 6, 2005 in accordance with its terms;

  (ee)
  Permits and Licences — To the knowledge of the Vendor, each of the Purchased Companies holds all material authorizations, approvals, orders, licenses, permits or consents issued by any Governmental Entity in connection with the conduct and operation of the Business as it is currently conducted and the ownership, leasing or use of their respective Assets as the same are now owned, leased, used conducted or operated, neither of the Purchased Companies is in material breach of or in default under any of the terms or conditions thereof, and all such material authorizations, approvals, orders, licences, permits and consents issued by a Governmental Entity are listed in Schedule 3.1(ee);

  (ff)
  Tax Filings and Payments — Each of the Purchased Companies:

  (i)
  has duly filed in a timely manner:

  (A)
  all federal and provincial income tax returns and election forms and the tax returns of any other jurisdiction required to be filed and all such returns and forms are true, complete and accurate in all material respects and the amounts of tax payable shown in all federal and provincial income tax returns to be prepared by the Vendor pursuant to §9.14 will be correct; and

  (B)
  all returns, reports, and information required to be filed with any Governmental Entity with respect to sales tax, property tax, property transfer tax, and every other tax (by whatever name) that any Purchased Company is required to file and all such returns, reports, and information are true, complete and accurate in all material respects;

    (ii)
    has paid all taxes due (including all federal, provincial and local taxes, assessments or other imposts in respect of its income or Assets and all other taxes described in §(i)(B)), and all interest and penalties thereon with respect to the applicable Purchased Company, for all previous years and all required quarterly instalments due for the current fiscal year have been paid; and

    (iii)
    has withheld all amounts required to be withheld by any Purchased Company pursuant to any taxing laws to which it is subject, and has remitted all such amounts, including all interest and penalties thereon, to the relevant Governmental Entity;

  (gg)
  Additional Tax Matters — Except as previously disclosed, none of the Purchased Companies has:

  (i)
  during the past 10 years, made any election under §85 of the Income Tax Act with respect to the acquisition or disposition of any Assets; or

  (ii)
  during the past 10 years, made any election under §83 of the Income Tax Act with respect to the payment out of its capital dividend account of Holdings;

  (hh)
  GST — With respect to the goods and services tax ("GST") under the Excise Tax Act (Canada):

  (i)
  the Purchased Companies are registered for GST purposes;

  (ii)
  none of the Purchased Companies has any deferred obligations or liabilities under any section of the Excise Tax Act (Canada);

  (iii)
  all GST required to be collected by each Purchased Company has been collected and all GST amounts required to be remitted to the Receiver General for Canada, and all interest and penalties related thereto have been remitted; and

  (iv)
  all GST returns and reports of each Purchased Company required by law to be filed have been filed in a timely manner and are true, correct, complete and accurate in all material respects;

  (ii)
  Pre-Closing Reorganization — To the best of the knowledge of the Vendor, the Pre-Closing Reorganization will not in and of itself result in any additional or accelerated material liability for income tax or any other tax described in §(ff)(i)(B), nor in the material decrease in the tax cost of any asset (other than shares or debts issued by a Purchased Company and held by another Purchased Company), nor in any tax loss or tax credit carry forwards, nor in any other tax asset, of any Purchased Company;

  (jj)
  Indebtedness to Vendor — Except for the payment of salaries and other compensation payable in the ordinary course and reimbursement for out-of-pocket expenses in the ordinary course, and except for Shareholder Loans, indebtedness between the Purchased Companies and amounts disclosed in the Financial Statements and the Schedules, none of the Purchased Companies is indebted to the Vendor or any of its directors, officers or employees, or any affiliate or associate (as such term is defined in the Corporations Act) thereof;

  (kk)
  Conduct of Business — To the knowledge of the Vendor, none of the Purchased Companies is conducting its Business in contravention, in any material respect, of any Material Contract, law or regulation or direction of any Governmental Entity;

  (ll)
  Environmental Matters —

  (i)
  to the knowledge of the Vendor, each of the Purchased Companies and the Business has been and is, operated in material compliance with all applicable Environmental Laws; and

  (ii)
  the Vendor has provided or made available to the Purchaser true and complete copies of all environmental audits, evaluations, assessments, studies or tests relating to the Purchased Companies and the Business and Assets of the Business that, to its knowledge, exist and which, for greater certainty, are described in Schedule 3.1(ll); and

  (mm)
  Intellectual Property — Schedule 3.1(mm) sets forth a complete list of all registrations and applications for registration of trade-marks, patents, copyrights, industrial designs and any other intellectual property registrations and applications for registration and all material, unregistered intellectual property used in the Business (the "Intellectual Property") as well as all material licences relating to the Intellectual Property. The Purchased Companies own or are licensed to use the Intellectual Property and has not transferred, assigned or encumbered the Intellectual Property or its interests therein in any way. The Purchased Companies do not have and does not use any trade names, design marks or trade-marks (whether registered or unregistered) other than those shown in Schedule 3.1(mm).

Survival

3.2   The representations and warranties set out in §3.1 will survive the Closing and the payment of the Purchase Price and, notwithstanding the Closing and the payment of the Purchase Price, and notwithstanding the waiver of any condition by the Purchaser, will continue in full force and effect for the benefit of the Purchaser for a period of two years from the Closing Date, except for those representations and warranties in:

  (a)
  §3.1(ff) to (ii) inclusive, which will continue in full force and effect for the benefit of the Purchaser until 30 days after the last date upon which all rights of appeal or objections have expired with respect to an assessment or reassessment may be made by the relevant Governmental Entity relating to such representations and warranties in respect of any return, report or information filed by a Purchased Company with respect to any period up to and including Closing, and

  (b)
  §3.1(b) and (c) which will have no time limitation.

PART 4
REPRESENTATIONS AND WARRANTIES REGARDING THE VENDOR

4.1   In order to induce the Purchaser to enter into and consummate the transactions contemplated by this Agreement, the Vendor represents and warrants to the Purchaser that:

  (a)
  Organization and Status — The Vendor is a corporation duly incorporated and organized and is validly existing under, the laws of its applicable jurisdiction and is up-to-date in the filing of all corporate returns under the laws of that jurisdiction;

  (b)
  Corporate Power — The Vendor has all necessary power and authority to own, directly or (after the Pre-Closing Reorganization) indirectly, and dispose of the ORI Shares, to enter into this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by it, and to perform its obligations hereunder and thereunder;

  (c)
  Authority — The Vendor has taken all necessary action (or will have taken all necessary action by the Closing Date) to authorize the execution and delivery of this Agreement and the contracts, agreements and instruments required to be delivered by it, and to perform its obligation hereunder or thereunder. The Vendor has due and sufficient right and authority to enter into this Agreement on the terms and conditions set forth and to transfer or cause to be transferred the legal and beneficial title and ownership of the ORI Shares to the Purchaser;

  (d)
  Residency of the Vendor — MEC Holdings, which at Closing will be the owner of the ORI Shares, is not a "non-resident" of Canada within the meaning of §116 of the Income Tax Act;

  (e)
  Agreement Valid — This Agreement has been duly executed by the Vendor and (assuming due execution and delivery by the other Parties) constitutes a valid and binding obligation of the Vendor and the Vendor is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur as a result of, the execution and delivery by the Vendor of this Agreement or the performance by the Vendor of any of the terms hereof;

  (f)
  Ownership of the ORI Shares — At the Closing Time, MEC Holdings will be the registered and beneficial owner of the ORI Shares, with good and marketable title thereto, free and clear of all Encumbrances, and will have the exclusive right to dispose of the ORI Shares as provided in this Agreement. None of the ORI Shares is subject to (i) any right permitting a Person other than the Purchaser to acquire the ORI Shares or which in any way limits or restricts the transfer to the Purchaser of the ORI Shares other than the transfer restrictions (if any) in its articles and bylaws; or (ii) any voting trust, pooling agreement, shareholder agreement, voting agreement or other contract, arrangement or understanding with respect to the voting of the ORI Shares (or any of them). On completion of the transactions contemplated in this Agreement, the Purchaser will have good title to the ORI Shares, free and clear of all Encumbrances other than Encumbrances granted by the Purchaser; and

  (g)
  Bankruptcy.    The Vendor has not made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it. It has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of it or any of its undertakings, property or assets (including the Shares) and no execution or distress has been levied on any of its undertakings, property or assets, nor have any proceedings been commenced in connection with any of the foregoing.

Survival

4.2   The representations and warranties set out in §4.1 will survive the Closing and the payment of the Purchase Price and, notwithstanding the Closing and the payment of the Purchase Price, and notwithstanding the waiver of any condition by the Purchaser, will continue in full force and effect for the benefit of the Purchaser for a period of two years from the Closing Date, except for those representations and warranties in §4.1(f) which will have no time limitation.

PART 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND GUARANTOR

Purchaser

5.1   In order to induce the Vendor to enter into and to consummate the transactions contemplated by this Agreement, the Purchaser and the Guarantor jointly and severally represent and warrant to the Vendor that:

  (a)
  Organization and Good Standing — The Purchaser is a company duly incorporated, validly existing and is up-to-date in the filing of all corporate returns under the laws of its jurisdiction of incorporation;

  (b)
  Authority Relative to this Agreement — The Purchaser has all necessary corporate power, authority and capacity to acquire the ORI Shares and to perform its obligations hereunder. The execution and delivery of this Agreement has been duly authorized by all necessary corporate action on the part of the Purchaser and this Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser;

  (c)
  Investment Canada — To the best of their knowledge, the Purchaser is a "Canadian" within the meaning of the Investment Canada Act (Canada);

  (d)
  Financial Ability — The Purchaser has cash on hand or access to cash held by or available to the Guarantor in amounts sufficient to enable it to pay the Purchase Price including any adjustments and all other costs and expenses in connection with the consummation of the transactions contemplated by this Agreement;

  (e)
  No Conflicts — The Purchaser is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation or instrument, article or by-law provision or statute, regulation, order or judgement, which would be violated, breached by, or under which default would occur or an Encumbrance would be created as a result of the execution and delivery of, or the performance of obligations under, this Agreement or any agreement to be entered under the terms of this Agreement; and

  (f)
  Approvals — No authorization, approval, order, licence, permit or consent of any stock exchange, over-the-counter market or Governmental Entity and no registration, declaration or filing by the Purchaser with any such Governmental Entity, other than the Authorizations in §8.1 and Schedule 5.1(f), is required in order for the Purchaser:

  (i)
  to enter into this Agreement and consummate the transactions contemplated by this Agreement;

  (ii)
  to execute and deliver all of the documents and instruments to be delivered by the Purchaser under this Agreement;

  (iii)
  to duly perform and observe the terms and provisions of this Agreement; and

  (iv)
  to render this Agreement legal, valid, binding and enforceable.

Guarantor

5.2   In order to induce the Vendor to enter into and to consummate the transactions contemplated by this Agreement, the Purchaser and the Guarantor jointly and severally represent and warrant to the Vendor that:

  (a)
  Organization and Good Standing — The Guarantor is a company duly incorporated, validly existing and in good standing with respect to the filing of annual reports under the Business Corporations Act (British Columbia);

  (b)
  Authority Relative to this Agreement — The Guarantor has all necessary corporate power, authority and capacity to perform its obligations hereunder. The execution and delivery of this Agreement has been duly authorized by all necessary corporate action on the part of the Guarantor and this Agreement has been duly executed and delivered by the Guarantor and constitutes a valid and binding obligation of the Guarantor;

  (c)
  Investment Canada — To the best of their knowledge, the Guarantor is a "Canadian" within the meaning of the Investment Canada Act (Canada);

  (d)
  Financial Ability — The Guarantor has cash on hand or firm commitments from lenders in amounts sufficient to enable it to pay the Purchase Price including any adjustments and all other costs and expenses in connection with the consummation of the transactions contemplated by this Agreement;

  (e)
  No Conflicts — The Guarantor is not a party to, bound or affected by or subject to any material indenture, mortgage, lease, agreement, obligation or instrument, article or by-law provision or statute, regulation, order or judgement, which would be violated, breached by, or under which default would occur or an Encumbrance would be created as a result of the execution and delivery of, or the performance of obligations under, this Agreement or any agreement to be entered under the terms of this Agreement; and

  (f)
  Approvals — No authorization, approval, order, licence, permit or consent of any stock exchange, over-the-counter market or Governmental Entity and no registration, declaration or filing by the Guarantor with any such governmental authority, regulatory body or agency, or court, other than the Authorizations in §8.1 and Schedule 5.2(f), is required in order for the Guarantor:

  (i)
  to enter into this Agreement and consummate the transactions contemplated by this Agreement;

  (ii)
  to execute and deliver all of the documents and instruments to be delivered by the Guarantor under this Agreement;

  (iii)
  to duly perform and observe the terms and provisions of this Agreement; and

  (iv)
  to render this Agreement legal, valid, binding and enforceable.

Survival

5.3   The representations and warranties of the Purchaser and Guarantor contained in §5.1 and §5.2 will survive the Closing and the purchase of the ORI Shares and, notwithstanding the Closing, the representations and warranties of the Purchaser and Guarantor will continue in full force and effect for the benefit of the Vendor for two years from the Closing Date.

PART 6
PURCHASER'S CONDITIONS PRECEDENT

Purchaser's Conditions

6.1   The obligations of the Purchaser to complete the purchase of the ORI Shares are subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent:

  (a)
  Authorizations — The Authorizations set out in Schedule 3.1(cc) will have been obtained in writing by the Purchaser and the Guarantor before the Closing Date; and the Vendor will use its reasonable best efforts to assist the Purchaser and the Guarantor in obtaining all such required Authorizations;

  (b)
  Truth and Accuracy of Representations of the Vendor and Compliance with Covenants at Closing — The representations and warranties of the Vendor made in Part 3 and Part 4 will be true and correct, in all material respects, at the Closing and with the same effect as if made at and as of the Closing (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement) and, to that effect, the Purchaser will have received from the Vendor a certificate certifying that the respective representations and warranties contained therein are true and correct as at the Closing Date;

  (c)
  Mantini Note — The Mantini Note will have been paid and cancelled and all security granted in respect of the Mantini Note will have been released;

  (d)
  Management Agreements — Any agreements providing for the payment of management and other fees by any of the Purchased Companies to the Vendor will have been terminated at no cost to such Purchased Company;

  (e)
  Performance of Obligations — Each of the Vendor and the Purchased Companies will have performed and complied with, in all material respects, all the obligations, covenants and agreements to be performed and complied with (except as such obligations, covenants and agreements may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement) by each of them;

  (f)
  Absence of Injunctions — No injunction or restraining order of any court or administrative tribunal of competent jurisdiction will be in effect prohibiting the transactions contemplated by this Agreement and no action or proceeding will have been instituted or be pending before any court or administrative tribunal to restrain or prohibit the transactions between the Parties contemplated by this Agreement;

  (g)
  Corporate Proceedings — All corporate proceedings to be taken in connection with the transactions contemplated by this Agreement will be satisfactory in form and substance to the Purchaser, acting reasonably, and the Purchaser will have received copies of all instruments and other evidence as it reasonably requests in order to establish the consummation of such transactions and the taking of all necessary corporate proceedings in connection therewith;

  (h)
  No Legal Action — No material action or proceeding will be pending against any Party (other than the Purchaser) in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement or the right of the Purchaser to conduct the Business after Closing on substantially the same basis as it was conducted before Closing;

  (i)
  Termination of Pledge — The pledge of the ORI Shares in favour of MEC Holdings will have been terminated; and

  (j)
  Pre-Closing Reorganization — the Vendor will implement the Pre-Closing Reorganization in accordance with §9.9.

Waiver

6.2   The conditions set forth in this Part 6 are for the exclusive benefit of the Purchaser and may be waived by the Purchaser in writing in whole or in part on or before the Closing Date. Notwithstanding any such waiver, the completion of the purchase and sale contemplated by this Agreement by the Purchaser will not prejudice or affect in any way the rights of the Purchaser in respect of the warranties, representations and covenants of the Vendor in this Agreement.

PART 7
VENDOR'S CONDITIONS PRECEDENT

Vendor's Conditions

7.1   The obligations of the Vendor to complete the sale of the ORI Shares will be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent:

  (a)
  Authorizations — All Authorizations set out in Schedule 3.1(cc) will have been obtained in writing by the Purchaser and the Guarantor before the Closing Date;

  (b)
  Truth and Accuracy of Representations of the Purchaser at Closing — The representations and warranties of the Purchaser and Guarantor made in Part 5 will be true and correct, in all material respects, at Closing and with the same effect as if made at and as of Closing (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement) and, to that effect, the Vendor will have received from the Purchaser and the Guarantor certificates executed by the Purchaser and the Guarantor certifying that the representations and warranties of the Purchaser set forth in Part 5 are true and correct as at the Closing Date;

  (c)
  Performance of Obligations — The Purchaser will have performed and complied with, in all material respects, all the obligations, covenants and agreements (except as such obligations, covenants and agreements may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement) to be performed and complied with by it;

  (d)
  Juravinski Note — The Vendor will have obtained a release from the holders of the Juravinski Note in respect of its obligations arising thereunder, in form and substance satisfactory to the Vendor, acting reasonably or, failing that, the Vendor will have obtained an indemnity from the Purchaser and the Guarantor in respect of the Vendor's obligations arising under the Juravinski Note;

  (e)
  Absence of Injunctions — No injunction or restraining order of any court or administrative tribunal of competent jurisdiction are in effect prohibiting the transactions contemplated by this Agreement and no action or proceeding will have been instituted or be pending before any court or administrative tribunal to restrain or prohibit the transactions between the Parties contemplated by this Agreement; and

  (f)
  Corporate Proceedings — All corporate proceedings to be taken in connection with the transactions contemplated by this Agreement will be satisfactory in form and substance to the Vendor, acting reasonably, and the Vendor will have received copies of all instruments and other evidence as it reasonably requests in order to establish the consummation of such transactions and the taking of all necessary corporate proceedings in connection therewith.

Waiver

7.2   The conditions set forth in this Part 7 are for the exclusive benefit of the Vendor and may be waived by the Vendor in writing in whole or in part on or before the Closing Date. Notwithstanding any such waiver, completion of the purchase and sale contemplated by this Agreement by the Vendor will not prejudice or affect in any way the rights of the Vendor in respect of the warranties and representations of the Purchaser set forth in this Agreement.

PART 8
CONDITION FOR THE BENEFIT OF ALL PARTIES

8.1   The obligations of the Parties to complete the purchase and sale of the ORI Shares will be subject to the condition that either:

  (a)
  the Commissioner of Competition (the "Commissioner") shall have issued an Advance Ruling Certificate pursuant to §102 of the Competition Act with respect to the transactions contemplated under this Agreement, or

  (b)
  the Commissioner shall have waived, pursuant to §113(c) of the Competition Act the obligation to notify and supply information under Part IX of the Competition Act and shall have issued confirmation that she does not intend, at that time, to make an application under §92 of the Competition Act in respect of the transactions contemplated under this Agreement, or

  (c)
  the Parties shall each have filed all notices and information required under Part IX of the Competition Act, and either

    (i)
    the Commissioner shall have issued confirmation that she does not intend, at that time, to make an application under §92 of the Competition Act in respect of the transactions contemplated under this Agreement, or

    (ii)
    the applicable waiting period under §123 of the Competition Act will have expired without the Commissioner having advised the parties that she intends to make an application under §92 of the Competition Act in respect of the transactions contemplated under this Agreement.

PART 9
COVENANTS

Conduct of Business

9.1   Until the Closing Date, except as otherwise contemplated under this Agreement including to enable the Vendor and the Purchased Companies to effect the Pre-Closing Reorganization, the Vendor (unless otherwise agreed to in writing by the Purchaser) will cause each of the Purchased Companies (as the case may be) to:

  (a)
  Conduct Business in Ordinary Course — Conduct the Business in the ordinary course thereof, including the payment of all current liabilities and accounts in the ordinary course, and not negotiate or execute any new Material Contracts or terminate, cancel or modify any existing Material Contracts;

  (b)
  Amalgamations — Not amalgamate, merge or consolidate with or acquire or agree to acquire all or substantially all of the shares or assets of any Person, not to acquire or lease or agree to acquire or lease any business operations or any equity interests in any other Person, not to acquire or agree to acquire any legal or beneficial interest in any real property or not to occupy, lease, manage or control or agree to occupy, lease, manage, or control any property or facility except for such transactions which, in the aggregate, would involve amounts less than C$50,000.00 and are made in the ordinary course;

  (c)
  Non-Arm's Length Transactions — Not enter into any non-arm's length transaction other than in the ordinary course of Business;

  (d)
  Liabilities — Not incur any liability, obligation, indebtedness or other commitment (whether accrued, absolute, contingent or otherwise, and whether due or to become due), other than unsecured current liabilities, obligations, indebtedness and commitments incurred in the ordinary course of the Business;

  (e)
  No Dividends — Not declare, set aside or pay any dividend or make any other distribution with respect to any of the Shares, or redeem, repurchase or otherwise acquire, directly or indirectly any of the Shares;

  (f)
  No Drawing — Not draw any amounts in respect of the CRF Receivables;

  (g)
  Amtote Agreement — Extend the term of the agreement between Amtote Canada Inc. and Holdings dated August 7, 1997 to November 15, 2005, not materially alter the provisions of that agreement (without the prior consent of the Guarantor, in its sole discretion), or enter into any agreement for the provision of totalisator services;

  (h)
  No Compromises — Not enter into any compromise or settlement of any litigation, proceeding, or government investigation relating to the Business or any of the assets thereof;

  (i)
  No Increases — Not make any drawings in order to pay amounts outstanding under the Shareholder Loans or increase the compensation of employees of either of the Purchased Companies, or any increase in any compensation or bonus payable to any officer, employee, consultant or agent thereof, or make any loan to, or engage in any transaction with, any employee, officer or director of either of the Purchased Companies;

  (j)
  No Accounting Changes — Not make any change to the accounting or tax practices followed by any of the Purchased Companies;

  (k)
  No Breach — Subject to §11.1, not take any action which, if effected before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation of the Vendor in this Agreement;

  (l)
  Continue Insurance — Continue in force all existing policies of insurance presently maintained by the Purchased Companies, and will report all claims or known circumstances or events which may give rise to a claim to its insurers under the insurance policies in a due and timely manner and to provide copies of those reports to the Purchaser;

  (m)
  Pay Liabilities — Pay and discharge all liabilities or obligations of the Purchased Companies in the ordinary course of Business consistent with past business practice;

  (n)
  Preserve Business — preserve intact the Business and the Assets, operations and affairs of the Purchased Companies and carry on the business and the affairs of the Purchased Companies;

  (o)
  Necessary Steps — take all actions, steps and proceedings that are necessary or desirable to approve or authorize, or to validly and effectively undertake, the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement; and

  (p)
  Provide Reasonable Assistance — after the Closing Date provide reasonable assistance to the Purchaser in respect of any inquiries, investigations or other matters relating to the Authorizations set out in Schedule 3.1(cc).

Access for Investigation

9.2   The Vendor will permit, and will cause the Purchased Companies to permit, the Purchaser and its employees, agents, professional and other representatives between the date hereof and the Closing Date, to have reasonable access during normal business hours to the premises and to the books, accounts, records and other data of the Purchased Companies (including all corporate, accounting and tax records and any electronic or computer accessed data), to the Assets and senior management of the Purchased Companies necessary for the Purchaser to gain an understanding of the data, business and affairs of the Purchased Companies and the Vendor will cause the Purchased Companies to furnish, and require that the principal bankers, appraisers, independent auditors and other advisors of the Purchased Companies furnish to the Purchaser such responses to inquiries, financial and operating data and other information with respect to the business and Assets of the Purchased Companies as the Purchaser will from time to time reasonably request to enable confirmation of the matters warranted in Part 3 and Part 4.

No Waiver

9.3   No investigations made by or on behalf of the Purchaser will have the effect of waiving, diminishing the scope of, or otherwise affecting any representation or warranty made under this Agreement.

Exclusive Dealings

9.4   Until September 30, 2005, the Vendor will not, and will cause the Purchased Companies not to, take any action, directly or indirectly, to encourage, initiate or engage in discussions or negotiations with, or enter into an agreement, or provide any information to, any Person, other than the Purchaser and its designated and authorized representative, concerning any sale, transfer or assignment of the ORI Shares or any portion of the Business. Until September 30, 2005, the Vendor will notify the Purchaser promptly if any such discussions or negotiations are sought or if any proposal for a sale, transfer or assignment of the Shares or any portion of the Business is received.

Simulcast Agreements

9.5   On the Closing Date, the Purchaser will cause ORI to enter into agreements with the Vendor under which:

  (a)
  the Vendor and its affiliates will be entitled to receive and display the simulcast signals from, and lawfully collect wagers on, all races conducted at Flamboro Downs, at or via any or all of (i) the Vendor's directly or indirectly lawfully operated wagering venues, including racetracks, off-track betting facilities and account wagering services and (ii) the Vendor's secondary recipients' lawfully operated wagering venues, including racetracks, off-track betting facilities and account wagering services; and

  (b)
  the Vendor, or such of the Vendor's affiliates designated by the Vendor from time to time, will become the exclusive distributor of racing content from Flamboro Downs to all wagering venues outside of North America.

        The agreements in this §9.5(a) and (b) will be for a 10-year term and otherwise on industry standard terms and conditions.

Future Agreements

9.6            Subject to §9.7, following the Closing Date the Guarantor and the Vendor will enter into good faith negotiations for the purpose of entering into agreements under which:

    (a)    affiliates of the Guarantor that operate horse racetracks, including ORI, (collectively, the "Guarantor Racetracks"), will be entitled to receive and display the simulcast signals from, and lawfully collect wagers on, all races conducted at all racetracks owned or operated by the Vendor and its affiliates or via any or all of (i) the Guarantor Racetracks' lawfully operated wagering facilities and account wagering venues and (ii) the Guarantor Racetracks secondary recipients' lawfully operated wagering venues, including racetracks, off-track betting facilities and account wagering venues, at reasonable rates, having regard to the rates charged by the Vendor under similar agreements concerning the same simulcast signals;

    (b)    the Vendor and its affiliates will be entitled to receive and display the simulcast signals from, and lawfully collect wagers on, all races conducted at any or all of the Guarantor Racetracks at or via any or all of (i) the Vendor's directly or indirectly lawfully operated wagering venues, including racetracks, off-track betting facilities and account wagering services and (ii) the Vendor's secondary recipients' lawfully operated wagering venues, including racetracks, off-track betting facilities and account wagering services at reasonable rates, having regard to the rates charged by the Guarantor Racetracks under similar agreements for the same simulcast signals;

    (c)    the Guarantor Racetracks, other than ORI, will appoint the Vendor, or such of the Vendor's affiliates designated by Vendor from time to time, as the exclusive distributor of the horse racing content originating from the Guarantor Racetracks, other than ORI, to all locations outside of North America, including, racetracks, off-track betting facilities and account wagering services; and

    (d)    each of the Guarantor Racetracks will change its totalisator service provider to an entity designated by the Vendor, provided such entity is able to offer pricing and service levels, offerings and features that, in the reasonable opinion of the Guarantor, in their entirety are the same or better than those offered by a Guarantor Racetrack's existing totalisator service provider.

9.7            The obligations of the Guarantor and the Vendor under §9.6:

    (a)    will be subject to any such proposed agreement not resulting in the Guarantor, a Guarantor Racetrack or the Vendor or any of its affiliates, respectively, breaching any pre-existing contractual obligations; and

    (b)    will:

      (i)    be subject to the receipt of the consent of any applicable horsemen's groups and other applicable Governmental Entity and, the Guarantor and the Vendor will use their commercially reasonable efforts (including the Guarantor causing the Guarantor Racetracks to use their commercially reasonable efforts) to obtain such consents; and

      (ii)    in any event, terminate on March 31, 2006, regardless of whether any such agreements are entered into.

Shareholder Loans

9.8            Notwithstanding anything to the contrary contained in this Agreement, each of the Purchased Companies will be permitted to pay and discharge all liabilities or obligations to the Vendor and its affiliates in respect of any of the Shareholder Loans at any time and from time to time from the date of this Agreement to the Closing Date.

Pre-Closing Reorganization

9.9            Notwithstanding anything to the contrary contained in this Agreement, the Vendor will, and will cause the Purchased Companies to do all such things and take all such actions as may be necessary or desirable for the purpose of enabling the Vendor and the Purchased Companies to implement and effect the transactions contemplated by the Pre-Closing Reorganization, and the Vendor will not materially vary the form of the Pre-Closing Reorganization without the prior approval of the Purchaser, acting reasonably, before it is implemented.

Mantini Note

9.10            Notwithstanding anything to the contrary contained in this Agreement, ORI will be permitted to do all such things and take all such actions as are required to pay and discharge the principal amounts owing under and interest accrued, or that may accrue in the future, on the Mantini Note and attend to the discharge of all security obligations related thereto, provided that such payment and discharge shall not result in the application of §80 of the Income Tax Act thereto.

Juravinski Note

9.11    The Vendor will use its commercially reasonable efforts to obtain a full and final release from the holders of the Juravinski Note in respect of the Vendor's obligations arising thereunder, including in its capacity as guarantor. Each of the Purchaser and the Guarantor will use its commercially reasonable efforts to assist the Vendor in obtaining such release, including by delivery of a substitute guaranty and assumption of the obligations of the Vendor under the Juravinski Note. In the event that such release is not obtained on or before the Closing Date, the Purchaser and the Guarantor will indemnify and save harmless the Vendor from and against all claims which may be made or brought against the Vendor in connection with its obligations arising under the Juravinski Note.

Termination and Severance

9.12
(a)    Subject to §9.12(b), from and after the Closing Time, the Purchaser and the Guarantor will be solely responsible for all notices of termination, severance costs and other liabilities and obligations and any employment benefits under any employee benefit program in respect of or relating to any employee's service with any of the Purchased Companies; and

(b)    the Vendor shall be solely responsible for all notices of termination, severance costs and other liabilities and obligations in respect of the former employment relationship between Richard Jacob and Holdings.

Confidentiality

9.13            Until the Closing Time and, in the event of the termination of this Agreement without consummation of the transactions contemplated by this Agreement, thereafter,

    (a)    the Purchaser and the Guarantor will keep strictly confidential the Confidential Information of the Business, the Purchased Companies and the Vendor, and will not disclose or use such Confidential Information for any purpose whatsoever other than to evaluate the benefits to be received by the Purchaser from the purchase of the ORI Shares, and will after the Closing Time, keep strictly confidential the Confidential Information of the Vendor, and

    (b)    the Vendor will, and will cause the Purchased Companies to, keep strictly confidential the Confidential Information of the Purchaser and Guarantor.

If this Agreement is terminated, promptly after such termination all documents, work papers and other written material obtained from a party in connection with this Agreement and not theretofore made public (including all copies and photocopies thereof), will be promptly returned to the party that provided such material.

Tax Returns

9.14    All federal and provincial income tax returns for the Purchased Companies not required to have been filed before the date of this Agreement for any period ending on or before the Closing Time will be prepared by the Vendor on a timely basis at the Vendor's expense, and the Purchaser shall provide the Vendor with such access to the books, records and other information of the Purchased Companies and otherwise cooperate with the Vendor as is reasonably required for this purpose and file such returns on a timely basis. The Vendor will afford the Purchaser a reasonable opportunity to review all such tax returns prior to their being finalized. The amount of tax payable in each such return when so filed will be correct and all such tax returns when so prepared will be, to the best of the Vendor's knowledge, true and complete and accurate in all material respects.

PART 10

CLOSING

Closing Date and Location

10.1            The transactions contemplated by this Agreement will be completed at 11:00 a.m. (Eastern time) on the Closing Date at the offices of Lang Michener LLP, Suite 2500 - 181 Bay Street, Toronto, Ontario, solicitors for the Purchaser, or at such other time or at such other location as may be mutually agreed upon in writing by the Parties.

Vendor's Closing Documents

10.2            On the Closing Date, the Vendor will deliver, or cause to be delivered, the following documents:

    (a)    the share certificates representing the ORI Shares issued in the name of MEC Holdings, duly endorsed for transfer to the Purchaser;

    (b)    for ORI, a certified copy of (i) its articles and by-laws, and (ii) the resolutions of its directors authorizing the transfer of the ORI Shares to the Purchaser;

    (c)    a certified copy of the register of shareholders of ORI showing MEC Holdings as the registered owner of the ORI Shares;

    (d)    the share certificates registered in the name of the Purchaser representing the ORI Shares;

    (e)    a copy of the Simulcast Agreement, executed by the Vendor;

    (f)    a copy of the release in favour of the applicable Purchased Companies from 1180554 Ontario Limited (being the holder of the Mantini Note) or evidence of Substitute Security (as defined therein) having been put in place in accordance with the Mantini Note;

    (g)    a certificate of status of ORI;

    (h)    a certificate executed by the Vendor certifying that the conditions in §7.1 have been satisfied;

    (i)    duly signed resignations of any of the directors or officers of ORI designated by the Purchaser;

    (j)    releases, in form and substance satisfactory to the Purchaser and the Vendor, acting reasonably, executed by the Vendor in favour of ORI releasing it from any and claims and liabilities whatsoever which the Vendor ever had or may have against it for or by reason of any matter up to the Closing, excepting claims under this Agreement and other agreements entered into by the Parties on the Closing Date;

    (k)    releases, in form and substance satisfactory to the Purchaser and the Vendor, acting reasonably, executed by each of the directors and officers of each of the Purchased Companies in favour of and releasing each of the Purchased Companies from any and claims and liabilities whatsoever which such director or officer, as the case may be, ever had or may have against it for or by reason of any matter up to the Closing;

    (l)    corporate minute books and all other books and records of each of the Purchased Companies;

    (m)    the corporate seal, if any, for each of the Purchased Companies; and

    (n)    such other documents and instruments, other than those set out above, as may be reasonably requested by the Purchaser's Solicitors in order to complete the transactions set out in this Agreement.

Purchaser's Closing Documents

10.3            On the Closing Date, the Purchaser will deliver, or cause to be delivered, the following documents:

    (a)    certificate of the Purchaser described in §6.1(b);

    (b)    certificate of status of the Purchaser and the Guarantor;

    (c)    a copy of the Simulcast Agreement executed by ORI;

    (d)    a guarantee in favour of the holders of the Juravinski Note under which the Purchaser and the Guarantor agree to assume the Vendor's obligations arising thereunder or, in the alternative, an indemnity by the Purchaser and the Guarantor in favour of the Vendor in respect of the Vendor's obligations arising under the Juravinski Note; and

    (e)    such other documents and instruments, other than those set out in above, as may be reasonably requested by the Vendor's Solicitors in order to complete the transactions set out in this Agreement.

PART 11

TERMINATION

Termination Rights

11.1            This Agreement may, by notice in writing given before or on the Closing Date, be terminated:

    (a)    by mutual consent of the Vendor and the Purchaser;

    (b)    by the Purchaser if any of the conditions in Part 6 other than §6.1(a) have not been satisfied at or before Closing and the Purchaser has not waived such condition at or before Closing;

    (c)    by the Vendor if any of the conditions in Part 7 have not been satisfied at or before Closing and the Vendor has not waived such condition at or before Closing; or

    (d)    by either Party if the Closing has not occurred on or before September 30, 2005, or such later date as the Parties agree to in writing, unless the Closing has not occurred by such date because the Party seeking to terminate this Agreement has failed to perform any one or more of its material obligations or covenants under this Agreement to be performed at or before Closing.

Notwithstanding any other provision of this Agreement, the Purchaser will not be permitted to terminate this Agreement or otherwise assert that it is under no obligation to complete the purchase of the ORI Shares under this Agreement as a result of the failure to satisfy the conditions in Part 6 unless forthwith and, in any event, before the Closing Date, the Purchaser has provided to the Vendor a written notice specifying in reasonable detail, breaches of covenants, representations and warranties or other matters which the Purchaser is asserting as the basis for the non-fulfilment of the applicable condition or termination right, as the case may be. If any such notice is delivered by the Purchaser, provided that the Vendor is proceeding diligently to cure such matter and such matter is capable of being cured, the Purchaser may not terminate this Agreement as a result thereof until the later of September 30, 2005 and the expiration of 60 days from the date that such notice is delivered, and then only if such matter has failed to be cured by the Vendor. (For greater certainty, in the event that such matter is cured within the time period referred, this Agreement may not be terminated as a result of the cured breach.).

Competition Act Extension

11.2            Notwithstanding any other provision of this Part 11, no party may terminate this Agreement as a result of the failure to satisfy the condition in Part 8 until March 31, 2006. If the condition in Part 8 has not been satisfied prior to September 30, 2005, the Closing will be 5 Business Days after that condition has been satisfied, provided that all other conditions, covenants and deliveries set out in this Agreement have been satisfied.

Destruction or Loss

11.3            If before the Closing, any of the Assets or part of the Business is lost, damaged or destroyed and such loss, damage or destruction has a material adverse effect on the Business, then the Purchaser, subject to the terms of this §11.3, may either:

    (a)    terminate this Agreement and be repaid the Deposit; or

    (b)    require the Vendor to reduce the Purchase Price by the amount of the replacement cost of the Assets or Business which were lost, damaged or destroyed less the amount of any proceeds of insurance payable as a result of the occurrence.

Notwithstanding the terms of §11.3(a) and §11.3(b) above, in the event the Vendor has insurance in place in respect of any such loss, damage or destruction, then the Purchaser will not be entitled to exercise its rights as described in §11.3(a) and §11.3(b) above for a period of six months and the Vendor will have the benefit of such six-month period to repair any such loss, damage or destruction. In the event the Vendor is not able, during such six-month period, to restore the Business or the Assets to substantially the same form as before any such loss, damage or destruction, the Purchaser may terminate this Agreement in accordance with §11.3(a) or exercise its rights, as applicable, under §11.3(b). In the event the Vendor is able, during such six-month period, to restore the Business or the Assets to substantially the same form as before any such loss, damage or destruction, then the Purchaser will not be entitled to exercise its rights as described in §11.3(a) and §11.3(b) above and Closing will be deferred until such time as such repairs have been made.

Effect of Termination

11.4            Each Party's right of termination under this Part is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. Nothing in this Part limits or affects any other rights or causes of action any Party may have with respect to the representations, warranties, covenants and indemnities in its favour contained in this Agreement. If a Party waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfillment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

11.5            If this Agreement is terminated pursuant to any provision of §11.1, all obligations of the Parties under this Agreement will terminate, except that:

    (a)    each Party's obligations whereby their terms would survive termination; and

    (b)    if this Agreement is terminated by a Party because of a breach of this Agreement by the other Party or because a condition for the benefit of the terminating Party has not been satisfied because the other Party has failed to perform any of its obligations or covenants under this Agreement which are reasonably capable of being performed or caused to be performed by such Party, the terminating Party's right to pursue all legal remedies will survive such termination unimpaired.

PART 12

INDEMNITIES

Indemnification of Purchaser

12.1            The Vendor covenants and agrees with the Purchaser and Guarantor to indemnify the Purchaser and Guarantor against all liabilities, claims, demands, actions, causes of action, damages, losses, costs and expenses (including reasonable legal fees) ("Claims") suffered or incurred by the Purchaser, Guarantor or any Purchased Company, directly or indirectly, by reason of or arising out of:

    (a)    a breach of any representations or warranties on the part of the Vendor in Part 3 and Part 4 of this Agreement; or

    (b)    a breach of any agreement, term or covenant on the part of the Vendor made or to be observed or performed under this Agreement;

provided that such Claim is made within 24 months of the Closing Date, save and except for

      (i)    any Claims arising out of or concerning a breach of those representations or warranties in §3.1(ff) to (hh), which such Claim must be made within the limits set out in §3.2(a), and

      (ii)    any Claims arising out of or concerning a breach of those representations or warranties in §3.1(b) and (c) and §4.1(f), which will have no time limit on when a Claim can be made.

Indemnification of Vendor

12.2            The Purchaser and the Guarantor jointly covenant and agree to indemnify the Vendor against all Claims suffered or incurred by the Vendor, directly or indirectly, by reason of or arising out of:

    (a)    a breach of any representations or warranties on the part of the Purchaser or Guarantor in Part 5 of this Agreement; or

    (b)    a breach of any agreement, term or covenant on the part of the Purchaser or Guarantor made or to be observed or performed under this Agreement;

provided that such Claim is made within 24 months of the Closing Date.

Limitations

12.3            Notwithstanding the provisions of this Part 12, the indemnification obligations of each of the Parties will be subject to the following limitations: (a) a Party will not have any liability under this Part 12 unless the individual Claim exceeds C$50,000.00; (b) a Party will not have any liability under this Part 12 until the aggregate of such Claims exceeds C$500,000.00; (c) a Party's total liability will not exceed 10% of the Purchase Price; and (d) a Party will not be liable for any special, indirect, consequential, punitive or aggravated damages, including damages for loss of profit.

Reductions and Subrogation

12.4            If the amount of any Claim suffered by an indemnified party at any time after the making of an indemnity payment is reduced by:

    (a)    any net tax benefit to the indemnified party; or

    (b)    any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person,

the amount of such reduction (less any costs, expenses or premiums incurred in connection therewith), together with interest thereon from the date of payment thereof at a rate of 6%, will promptly be repaid by the indemnified party to the indemnifying party. Upon making a full indemnity payment, the indemnifying party will, to the extent of such indemnity payment, be subrogated to all rights of the indemnified party against any third party in respect of the claim to which the indemnity payment relates.

Exclusive Remedy

12.5            The rights of indemnity set forth in this Part 12 are the sole and exclusive remedy of each Party in respect of any misrepresentation, incorrectness in or breach of any representation or warranty, or breach of covenant, by the other Party under this Agreement. Accordingly, the Parties waive, from and after the Closing, any and all rights, remedies and claims that one Party may have against the other, whether at law, under any statute or in equity, or otherwise directly or indirectly, relating to the provisions of this Agreement or the transactions contemplated by this Agreement other than those than as expressly provided for in this Part 12 and other than those arising with respect to any fraud or wilful misconduct.

Indemnification Procedures for Third Party Claims

12.6            In the case of Claims made by a third party with respect to which indemnification is sought:

    (a)    the Party seeking indemnification (the "Indemnified Party") will give prompt notice, and in any event within 15 days, to the other Party (the "Indemnifying Party") of any such Claims made upon it;

    (b)    the Indemnifying Party will have the right, by notice to the Indemnified Party given not later than 30 days after receipt of the notice described in §12.6(a), to assume the control of the defence, compromise or settlement of the Claim, provided that such assumption will, by its terms, be without cost to the Indemnified Party and provided further that the Indemnifying Party will have acknowledged in writing its obligation to indemnify the Indemnified Party in accordance with the terms contained in this Part 12 in respect of that Claim;

    (c)    upon the assumption of control of any Claim by the Indemnifying Party as set out in §12.6(b), the Indemnifying Party will diligently proceed with the defence, compromise or settlement of the Claim at its sole expense, including if necessary, employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party will co-operate fully, but at the expense of the Indemnifying Party with respect to any out-of-pocket expenses incurred, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party's control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party are reasonably necessary to enable the Indemnifying Party to conduct such defence. The Indemnified Party will also have the right to participate in the negotiation, settlement or defence of any Claim at its own expense;

    (d)    the final determination of any Claim pursuant to this Section, including all related costs and expenses, will be binding and conclusive upon the Parties as to the validity or invalidity, as the case may be of such Claim against the Indemnifying Party; and

    (e)    if the Indemnifying Party does not assume control of a Claim as permitted in §12.6(b), the obligation of the Indemnifying Party to indemnify the Indemnified Party in respect of such Claim will terminate if the Indemnified Party settles such Claim without the consent of the Indemnifying Party.

PART 13

GENERAL

Public Notices

13.1            The Parties agree that all notices to third parties and all other publicity concerning the transactions contemplated by this Agreement will be jointly planned and co-ordinated and no Party will act unilaterally in this regard without the prior approval of the others, such approval not to be unreasonably withheld.

Public Disclosure

13.2            Before and after Closing, none of the Parties will disclose the terms of this Agreement, except as reasonably required for income tax purposes or as otherwise may be required by law including all securities laws and applicable stock exchange rules and policies. Notwithstanding the foregoing, in the case of any public filing of this Agreement under applicable securities laws the Parties will use reasonable efforts to jointly plan and coordinate such filings.

Expenses

13.3            Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with the preparation of this Agreement and the transactions contemplated by this Agreement will be paid by the Party incurring such expenses. The Purchaser and the Guarantor shall, upon request by the Vendor, promptly reimburse the Vendor for all fees and expenses of Ernst & Young LLP and any other costs and expenses incurred by the Vendor and its affiliates in connection with the preparation, translation and delivery of the financial statements of ORI for the six months ended June 30, 2005 and 2004, respectively. The fees and expenses required to be paid in connection with the Competition Act filings contemplated by this Agreement shall be paid by the Purchaser and the Guarantor.

Time

13.4            Time will be of the essence hereof.

Notices

13.5            Any notice or other writing required or permitted to be given hereunder or for the purposes hereof will be sufficiently given if delivered to the Party to whom it is given or, if mailed, by prepaid registered mail addressed to such Party at:

  (a)
  if to the Purchaser:

      2076862 Ontario Inc.
      350 - 13775 Commerce Parkway
      Richmond, British Columbia
      V6V 2V4

      Attention: Anthony Martin, President

    with a copy to the Purchaser's Solicitors:

      Lang Michener LLP
      1500 - 1055 West Georgia Street
      Vancouver, British Columbia
      V6E 4N7

      Attention: Desmond Balakrishnan

  (b)
  if to the Guarantor:

      Great Canadian Gaming Corporation
      350 - 13775 Commerce Parkway
      Richmond, British Columbia
      V6V 2V4

      Attention: Anthony Martin, President

      with a copy to Lang Michener LLP at the address set forth in §(a)

  (c)
  if to the Vendor:

      Magna Entertainment Corp.
      337 Magna Drive
      Aurora, Ontario
      L4G 7K1

      Attention: W. Thomas Hodgson

      with a copy to the General Counsel at the address set forth in §(c) above with a copy to the Vendor's Solicitors:

      Osler, Hoskin & Harcourt LLP
      P.O. Box 50
      1 First Canadian Place
      Toronto, Ontario
      M5X 1B8

      Attention: Emmanuel Pressman

or at such other address as the Party to whom such writing is to be given will have last notified the Party giving the same in the manner provided in this clause. Any notice mailed will be deemed to have been given and received on the fifth business day next following the date of its mailing unless at the time of mailing or within five business days thereafter there occurs a postal interruption which could have the effect of delaying the mail in the ordinary course, in which case any notice will only be effectively given if actually delivered. Any notice delivered to the Party to whom it is addressed will be deemed to have been given and received on the business day next following the day it was delivered.

Governing Law

13.6            This Agreement will be governed by and construed in accordance with the law of the Province of Ontario and the Parties submit and attorn to the jurisdiction of the courts of the Province of Ontario.

Severability

13.7            If a court of other tribunal of competent jurisdiction determines that any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

Entire Agreement

13.8            This Agreement and the Escrow Agreement constitute the entire agreement between the Parties and supersedes all prior agreements and understandings, oral or written, including the Agreement in Principle, by and between any of the Parties with respect to the subject matter hereof.

Further Assurances

13.9            The Parties will with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party will provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to give effect to the purpose of this Agreement and carry out its provisions whether before or after the Closing Date.

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Enurement

13.10            This Agreement and each of the terms and provisions hereof will enure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, personal representatives, successors and assigns. The rights and obligations of the Purchaser, may be assigned in writing by the Purchaser, in whole or in part, to one or more corporations which are associates, as defined in the Corporations Act, or are subsidiaries of the Purchaser.

Assignment

13.11            No Party may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other Party, provided however that the Vendor may assign any or all of its rights and obligations under this Agreement or under any document or instrument to be executed and delivered by the Vendor as contemplated herein, in whole or in part, to any affiliate for the purpose of giving effect to the transactions contemplated by the Pre-Closing Reorganization.

Counterparts

13.12            This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such counterpart agreement or facsimile so executed are deemed to be an original and such counterparts and facsimile copies together will constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the day and year first above written.

MAGNA ENTERTAINMENT CORP.
Per:	/s/ Signed Authorized Signatory
Per:	/s/ Signed Authorized Signatory

2076862 ONTARIO INC.
Per:	/s/ Signed Authorized Signatory

GREAT CANADIAN GAMING CORPORATION
Per:	/s/ Signed Authorized Signatory

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MAGNA ENTERTAINMENT CORP. and 2076862 ONTARIO INC. and GREAT CANADIAN GAMING CORPORATION
SHARE PURCHASE AGREEMENT August 16, 2005
TABLE OF CONTENTS
PART 1 INTERPRETATION
PART 2 PURCHASE AND SALE
PART 3 REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASED COMPANIES
PART 4 REPRESENTATIONS AND WARRANTIES REGARDING THE VENDOR
PART 5 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND GUARANTOR
PART 6 PURCHASER'S CONDITIONS PRECEDENT
PART 7 VENDOR'S CONDITIONS PRECEDENT
PART 8 CONDITION FOR THE BENEFIT OF ALL PARTIES
PART 9 COVENANTS
PART 10 CLOSING
PART 11 TERMINATION
PART 12 INDEMNITIES
PART 13 GENERAL